Exhibit 99.1

AITX Restructures Millions in Debt, Targets FY Q2 Profit

One-Time Accounting Gain Accelerates Path to Sustainable Growth

Detroit, Michigan, June 17, 2025 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, today announced it has restructured and settled over $4.5 million in debt for less than 10% of the debt owed. This decisive action is expected to deliver a significant one-time gain for the current quarter, positioning AITX to achieve net profitability for Q2 FY 2026, which began on June 1, 2025.

While the restructuring and settlement of over $4.5 million in debt will contribute a significant one-time gain to the Company’s financial results for the quarter, AITX’s management emphasizes that lasting profitability will be driven by continued revenue growth and operational improvements. The anticipated net profit for Q2 2026, which began June 1, 2025, reflects not only this temporary accounting benefit but also the progress AITX has made in strengthening its recurring revenue base and managing expenses.

When a company restructures or settles its debt, it can often recognize a one-time gain if the amount paid is less than the carrying value of the debt. This accounting gain improves net income for the quarter, but it is not a recurring source of profit. Because these gains are non-operational and unlikely to repeat, investors and analysts typically focus on core business performance and ongoing profitability.

“We are moving faster than ever to strengthen our financial position and accelerate AITX’s journey to profitability,” commented Steve Reinharz, CEO/CTO and founder of AITX. “Eliminating millions in debt is a major milestone, but the real story is the momentum we’re building through recurring revenue growth and tighter operational discipline. We are committed to driving lasting value for our shareholders as we continue to scale and execute.”

For a comprehensive look at AITX’s business, technology, and market trajectory, the Company recently released an updated Company Profile. Investors and stakeholders are encouraged to review the document for additional insight into AITX’s strategy and ongoing growth initiatives.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industryi through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

i https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve a NASDAQ listing, achieve operational cash flow positive status, or meet the projected financial results discussed herein. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz